October 22, 2024 Q3 Earnings Conference Call

This presentation contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” "outlook," “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. For a discussion of risk factors that may cause actual results to differ from expectations, please refer to BOK Financial Corporation’s most recent annual and quarterly reports. BOK Financial Corporation and its affiliates undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Non-GAAP Financial Measures: This presentation may refer to non-GAAP financial measures. Additional information on these financial measures is available in BOK Financial’s 10-Q and 10-K filings with the Securities and Exchange Commission which can be accessed at bokf.com. All data is presented as of September 30, 2024 unless otherwise noted. Legal Disclaimers 2

Stacy Kymes Chief Executive Officer 3

Q3 Financial Highlights * Non-GAAP measure Attributable to shareholders Per share (diluted) Net Income • Net Income was $140.0 million, or $2.18 per diluted share • Asset quality remains strong with criticized levels remaining well below pre-pandemic levels and non- performing assets declining 6.5%. We had net recoveries of $54 thousand during Q3 • Loan growth trends from earlier in the year were muted in Q3, largely due to a more accommodating bond market for energy debt transactions and M&A activity • Continued strong capital and liquidity position with deposits growing $985 million during the quarter 4 ($Million, exc. EPS) Q3 2024 Q2 2024 Q3 2023 Net income $140.0 $163.7 $134.5 Diluted EPS $2.18 $2.54 $2.04 Net income before taxes $173.3 $211.0 $167.7 Provision for credit losses $2.0 $8.0 $7.0 Pre-provision net revenue* $175.3 $219.0 $174.8 Efficiency ratio 65.1% 59.8% 64.0% Revenue Composition as of 9/30/2024 Net Interest Income Trading & Brokerage Fiduciary & Asset Management Transaction Card Deposit Service Charges Mortgage Banking Other Revenue

Additional Details 5 ◦ Period end loan balances declined $569 million with lower commercial balances, partially offset by increased CRE activity while average loan balances were relatively consistent, declining only $80 million ◦ Average deposits increased $1.1 billion in Q3, with the mix continuing to shift to interest bearing ◦ Loan to deposit ratio decreased 4% to 64% at September 30, well below the pre-pandemic level of 79% at Dec. 31, 2019 ◦ Assets under management or administration increased $3.2 billion, driven by increased market valuations ($Billion) Q3 2024 Quarterly Sequential Quarterly YOY Period End Loans $24.0 (2.3)% 1.1% Average Loans $24.3 (0.3)% 3.8% Period End Deposits $37.2 2.7% 10.6% Average Deposits $36.8 3.1% 10.4% Fiduciary Assets $63.7 2.9% 13.0% Assets Under Management or Administration $110.7 3.0% 11.8%

Marc Maun EVP, Regional Banking Executive 6

Loan Portfolio

- Combined Services & General Business (Core C&I) balances decreased $339 million; however are up $456 million or 6.4% year over year with a robust pipeline going into Q4
- Energy balances decreased $325 million with a more accommodating bond market and M&A activity contributing to paydowns
- Healthcare balances decreased $82 million linked quarter
- Commercial Real Estate loan balances grew $105 million or 2.1% linked quarter as new loans fund up during construction

($Million)	Sep. 30, 2024	June 30, 2024	Sep. 30, 2023	Seq. Loan Growth	YOY Loan Growth
Energy	$ 3,126.6	$ 3,451.5	$ 3,490.6	(9.4)%	(10.4)%
Services	3,573.7	3,577.1	3,566.4	(0.1)%	0.2%
Healthcare	4,149.1	4,231.1	4,083.1	(1.9)%	1.6%
General Business	4,028.5	4,363.7	3,579.7	(7.7)%	12.5%
Total Commercial	**$ 14,877.9**	**$ 15,623.4**	**$ 14,719.8**	**(4.8)%**	**1.1%**
Multifamily	$ 2,109.4	$ 1,997.3	$ 1,734.7	5.6%	21.6%
Industrial	1,270.9	1,215.0	1,432.6	4.6%	(11.3)%
Office	816.0	876.9	981.9	(6.9)%	(16.9)%
Retail	521.9	547.7	608.1	(4.7)%	(14.2)%
Residential Construction and Land Development	105.0	88.3	100.5	19.0%	4.6%
Other Commercial Real Estate	365.4	358.4	383.6	1.9%	(4.7)%
Total Commercial Real Estate	**$ 5,188.7**	**$ 5,083.6**	**$ 5,241.3**	**2.1%**	**(1.0)%**
Loans to individuals	$ 3,918.5	$ 3,846.6	$ 3,762.9	1.9%	4.1%
Total Loans	**$ 23,985.1**	**$ 24,553.6**	**$ 23,724.0**	**(2.3)%**	**1.1%**

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Credit Resilience Disciplined Credit Concentration • CRE limit on total committed balances is 185% of tier one capital plus reserves • Office CRE outstandings only comprise 3% of total loans 8 100 year history in energy lending and a tested playbook that works • 70% oil / 30% gas-weighted borrowers • Robust stress testing process and 17 petroleum engineers on staff * '24 YTD has been annualized for comparability with prior periods.

Credit Quality Metrics • Credit quality remains better than pre-pandemic levels with a 6.9% decline during the quarter in non-performing assets, excluding those guaranteed by U.S. government agencies • Trailing 12 months net charge-offs at 7 bps with net recoveries of $54 thousand during Q3 • CRE office exposure is 3% of outstanding period end total loan balances, with properties in resilient markets • $2 million credit provision in Q3 reflecting strong credit quality, net loan paydowns and minor changes in the economic forecast; with a combined allowance for credit losses of $332 million or 1.39% Net Charge-Offs to Average Loans CRE Office by Location Annualized 9 Committed Criticized Assets / Tier 1 Capital & Reserves

Scott Grauer EVP, Wealth Management Executive 10

Fee Income - Markets & Securities Trading Fees • Decreased 14.6% driven by market conditions during the quarter, partially offset by strong activity in the municipal sector Mortgage Banking • Revenue consistent with prior quarter, which reflects higher production volume than 2023 as the origination market strengthens over the prior year, but remains relatively soft Syndication and Investment Banking Fees • Q3 represents a record quarter for investment banking fees, led by our Texas municipal bond underwriting team and bond economics from Energy payoffs 11 ($Million) Q3 2024 Qtr. Seq. $ Change Qtr. Seq. % Change Qtr. YOY % Change Trading Fees $ 23.6 $ (4.1) (14.6)% (31.4)% Mortgage Banking 18.4 (0.3) (1.4)% 37.6% Customer Hedging Fees 7.4 0.7 9.8% 8.3% Brokerage Fees* 4.9 0.1 1.8% (30.3)% Syndication Fees 3.6 (0.3) (7.9)% (5.0)% Investment Banking Fees 10.8 1.0 10.1% 6.5% Markets & Securities $ 68.7 $ (2.9) (4.0)% (9.1)% * The year-over-year decrease of 30.3% is affected by the sale of our insurance brokerage business in Q4 of 2023. Excluding that impact, Brokerage fees would have increased 13.0%.

Fee Income - Asset Management & Transactions Fiduciary & Asset Management • Assets under management and administration (“AUMA”) increased $3.2 billion during the quarter driven by increased market valuations Transaction Card • Increase primarily due to volume of transactions processed 12 ($Million) Q3 2024 Qtr. Seq. $ Change Qtr. Seq. % Change Qtr. YOY % Change Markets & Securities $ 68.7 $ (2.9) (4.0)% (9.1)% Fiduciary & Asset Management 57.4 (0.2) (0.3)% 9.8% Transaction Card 28.5 1.2 4.6% 8.0% Deposit Service Charges & Fees 30.5 0.9 3.0% 10.0% Other Revenue 17.4 3.4 24.4% 9.7% Asset Management & Transactions 133.8 5.3 4.2% 9.5% Total Fees & Commissions $ 202.5 $ 2.5 1.2% 2.3% B+A A B

Marty Grunst EVP, Chief Financial Officer 13

Yields, Rate & Margin Net Interest Income • Net interest income was up $12.1 million linked quarter led by a combination of increased loan yields, the benefit from upward repricing of our short duration securities portfolios, and a reduction of interest on borrowings Net Interest Margin • 12 bps NIM increase, consistent with prior expectations, and related to loan yields and the repricing activity noted above 14 ($Million) Q3 2024 Q2 2024 Q3 2023 Quarterly sequential Quarterly YOY Net Interest Income $308.1 $296.0 $300.9 4.1% 2.4% Net Interest Margin 2.68% 2.56% 2.69% 12 bps (1) bps Yield on Loans 7.47% 7.41% 7.25% 6 bps 22 bps Tax-equivalent Yield on Earning Assets 5.89% 5.80% 5.49% 9 bps 40 bps Cost of interest-bearing deposits 3.79% 3.76% 3.17% 3 bps 62 bps Rate on interest-bearing liabilities 4.11% 4.15% 3.81% (4) bps 30 bps Net Interest Income ($Million) Net Interest Margin * Non-GAAP measure

Expenses • Quarterly personnel expenses increased $15.7 million due primarily to higher incentive compensation costs. These are largely timing related as commercial incentive compensation plans moved to being largely share-based rather than cash-based awards in Q2. • Non-personnel expense decreased $11.4 million as the prior quarter included a $13.6 million charitable donation to the BOKF Foundation 15 ($Million) Q3 2024 Q2 2024 Q3 2023 % Incr. Seq. % Incr. YOY Personnel Expense $206.8 $191.1 $190.8 8.2% 8.4% Other Operating Expense $134.2 $145.6 $133.5 (7.8)% 0.5% Total Operating Expense $341.0 $336.7 $324.3 1.3% 5.2% Efficiency Ratio 65.1% 59.8% 64.0% --- ---

2024 Full Year Outlook

Business Driver	FY as of 10/21/24	FY as of 7/23/24	Notes
Loans (EOP)	**Low single digit growth rate**	+5% to +7%	Reflects specialized lending payoff activity seen in Q3
Deposits (EOP)	**Moderate growth**	Modest growth	Loan to deposit ratio is expected to remain below 70%
Investment Securities	No change	Flat	
Net Interest Income	**Slightly above $1.2 billion**	~$1.2 billion	1 additional 25 basis point cut by year end
Fees & Commissions	**$800 - $825 million**	Near $825 million	
Expense Growth	No change	Mid-single digits	Applies to the adjusted 2023 full year expenses of $1.28 billion
Efficiency Ratio	No change	~64%	Average over the course of the year.
Provision Expense	**Below 2023**	Near to slightly below 2023	Consistent economic outlook and stable combined reserve levels

- We pursue share repurchase activity on an opportunistic basis.
- Changes to outlook shown in **Bold** font

*Refer to Slide #2 regarding forward looking statements, expectations above assume no change to economic environment.

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Question & Answer Session 17

Stacy Kymes Chief Executive Officer 18

Appendix 19

Securities and Interest Rate Risk Position Interest Rate Risk • Approximately 74% of the total loan portfolio is variable rate or fixed rate that reprice within a year • Approximately 81% of Commercial and Commercial Real Estate portfolios are variable rate or fixed rate that reprice within a year • Sensitivity to betas - The impact of decreasing our deposit beta by 10% in a down -100 interest rate scenario is (0.59)% on NII 20 Scenario* ∆ NII % ∆ NII $ Down 200 Ramp, year 1 0.43% $5.4 million Down 100 Ramp, year 1 (0.07)% $(0.9) million Up 100 Ramp, year 1 (0.70)% $(8.8) million Up 200 Ramp, year 1 (3.09)% $(38.5) million Securities Portfolio • Short duration with limited extension, current portfolio duration is 3.0 years, extending to only 3.7 years if rates increase 300 bps • RMBS portfolio is all "AAA" rated with average credit enhancement of ~17% • Portfolio runoff for Q3 2024 was $760 million Govt/GSE Guaranteed RMBS Muni BOKF Securities by Guarantee Type 9/30/2024

Liquidity & Capital * Non-GAAP measure **Uninsured and non-collateralized deposits excludes intra-bank deposits Liquidity • Period-end deposit balances increased $985 million this quarter • Uninsured and non-collateralized deposit coverage ratio decreased slightly ~ 183% at September 30. Capital • Robust capital ratios consistently remain well above regulatory and internal policy thresholds • Tier 1 Common Equity ratio if adjusted to include all securities portfolio losses was 11.6%* • Tangible Common Equity ratio including held-to-maturity losses was 9.01%* • No shares were repurchased in the open market in Q3 21 Q3 2024 Q2 2024 Q3 2023 Loan to Deposit Ratio 64.4% 67.7% 70.5% Period-End Deposits $37.2 billion $36.2 billion $33.7 billion Available Secured Capacity $22.8 billion $20.4 billion $19.2 billion Common Equity Tier 1 12.7% 12.1% 12.1% Total Capital Ratio 13.9% 13.3% 13.2% Tangible Common Equity Ratio * 9.2% 8.4% 7.7% Coverage Ratio ~183% Uninsured Deposit Coverage ($Billion)